                                                                      Exhibit 11

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)

                                                           Three Months Ended March 31,
                                                           ----------------------------
                                                              2000              1999
                                                           ----------        ----------
Net income/(loss)                                          $   (4,275)       $    7,459
                                                           ==========        ==========

Basic:
  Weighted average number of common shares outstanding         62,270            59,301
                                                           ==========        ==========

  Net income/(loss) per share                              $     (.07)       $      .13
                                                           ==========        ==========

Diluted:
  Weighted average number of common shares outstanding         62,270            59,301
  Dilutive effects of stock options                                 -             4,758
                                                           ----------        ----------
  Weighted average number of common and
    common equivalent shares outstanding                       62,270            64,059
                                                           ==========        ==========

  Net income/(loss) per share                              $     (.07)       $      .12
                                                           ==========        ==========